UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	February 22, 2008

PROXIM WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29053	04-2751645
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

2115 O’Nel Drive, San Jose, CA	95131
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(408) 731-2700

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

See disclosures under Item 5.02 below.

Item 1.02.  Termination of a Material Definitive Agreement.

See disclosures under Item 5.02 below.

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 22, 2008, Proxim Wireless Corporation received a notice from The NASDAQ Stock Market stating that, for the last 30 consecutive business days, the bid price of the company’s common stock closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4).

The NASDAQ notice also stated that:

•
If, at any time before August 20, 2008, the bid price of the company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will provide written notification that the company complies with NASDAQ Marketplace Rule 4310(c)(4).

•
If compliance with that rule cannot be demonstrated by August 20, 2008, NASDAQ will determine whether the company meets the NASDAQ Capital Market initial listing criteria set forth in NASDAQ Marketplace Rule 4310(c), except for the bid price requirement. If the company meets the initial listing criteria, NASDAQ will notify the company that it has been granted an additional 180 calendar day compliance period.

•
If the company is not eligible for an additional compliance period, NASDAQ will provide written notification that the company’s securities will be delisted.  In that event, the company could appeal NASDAQ’s determination to delist its securities to a NASDAQ Listing Qualifications Panel.

On February 28, 2008, Proxim issued a press release announcing the matters disclosed in this Item 3.01.  A copy of that press release is attached hereto as Exhibit 99.1.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Fitzgerald Separation

As previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2008, on January 14, 2008, the Board of Directors of Proxim Wireless Corporation decided to terminate without cause the employment of Robert E. Fitzgerald, who had been Proxim’s Chief Executive Officer.  Mr. Fitzgerald’s last day of employment was February 15, 2008.

On February 25, 2008, Proxim and Mr. Fitzgerald entered into a separation agreement and release establishing the definitive terms of Mr. Fitzgerald’s separation from service.  Although dated and signed February 25, 2008, Mr. Fitzgerald has seven days (through March 3, 2008) to revoke his acceptance by so notifying Proxim in writing.  If Proxim does not receive such a written notification on or before March 3, 2008, the agreement will automatically take effect on March 4, 2008 (the “Effective Date”).

In that agreement, Proxim and Mr. Fitzgerald agreed that his last day of employment with Proxim was February 15, 2008 and that generally his perquisites of employment ended on that date.  Mr. Fitzgerald agreed to return to Proxim, on or before the date of the agreement, all property of Proxim.

The parties agreed that Proxim had continued to pay Mr. Fitzgerald his base salary through February 15, 2008 and had paid his accrued but unused paid time off in the amount of $54,918.28 (less deductions).  Proxim agreed to pay Mr. Fitzgerald, on the Effective Date, the sum of $727,650 (less deductions) and also the sum of $12,342.85 for disputed expense reimbursement claims.  Mr. Fitzgerald acknowledged that, other than the payments contemplated in the agreement, Proxim has paid all benefits and compensation due to Mr. Fitzgerald.

The parties agreed that all options to purchase common stock of Proxim held by Mr. Fitzgerald that were unvested on February 15, 2008 were forfeited on that date and that Mr. Fitzgerald may exercise vested stock options in accordance with the terms of the applicable stock option agreement through February 15, 2009 but in no event after the expiration date of the applicable option.

Proxim agreed to continue specified health, life, disability, and accidental death and dismemberment benefits through February 15, 2009 or to pay a lump sum equal to the economic equivalent of such coverage, which obligation will cease if and when Mr. Fitzgerald becomes covered under similar plans of a new employer.

In the agreement, Mr. Fitzgerald provided Proxim and its affiliates, directors, officers, employees, and other agents a general release from claims, from the beginning of time through February 25, 2008, that Mr. Fitzgerald may have against any of the released parties except for claims relating solely to indemnification, contribution, or insurance coverage.

The parties agreed that the provisions in Mr. Fitzgerald’s February 9, 2005 employment agreement relating to non-competition, nondisclosure, and intellectual property remain in force and effect, as do any other agreements Mr. Fitzgerald entered into with Proxim relating to inventions, non-competition, restrictive covenants, and confidential and/or proprietary information.

The foregoing description of the separation agreement and release does not purport to be complete and is qualified in its entirety by the terms and conditions of the separation agreement and release, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Item 9.01  Financial Statements and Exhibits.

(d)            Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROXIM WIRELESS CORPORATION

Dated: February 28, 2008	By:	/s/ David L. Renauld
David L. Renauld
Vice President

EXHIBIT INDEX

Number	Title
10.1	Separation Agreement and Release, dated as of February 25, 2008, between Proxim Wireless Corporation and Robert E. Fitzgerald
99.1	Press release dated February 28, 2008

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